                                ARTICLES OF AMENDMENT
                                          TO
                              ARTICLES OF INCORPORATION
                                          OF
                            HYPERTENSION DIAGNOSTICS, INC.



     I, the undersigned, President of Hypertension Diagnostics, Inc., a corporation subject to the provisions of Chapter 302A, Minnesota Statutes, do hereby certify that at a meeting of the shareholders of the corporation, duly held on May 22, 1998, the following resolutions, providing for the amendment of the Articles of Incorporation of Hypertension Diagnostics, Inc., were duly adopted pursuant to said Chapter 302A:


          RESOLVED: That Article III of the Articles of Incorporation shall be amended to add Sections 3.07, 3.08 and 3.09 as follows:

          3.07 CLASSIFICATION OF THE BOARD. The Board of Directors of this Corporation shall be divided into three classes, with the term of office of one class expiring each year. At the special meeting of shareholders in 1998 two directors of the first class shall be elected to hold office for a term expiring at the 1998 annual meeting, one director of the second class shall be elected to hold office for a term expiring at the 1999 annual meeting and two directors of the third class shall be elected to hold office for a term expiring at the 2000 annual meeting. At each annual meeting of shareholders beginning in 1998, each class of directors whose term shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease in the number of directors, the number of directors in each class shall be as nearly equal as possible.

          3.08 VACANCIES. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the Board of Directors, acting by not less than a majority of the directors then in office. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No vacancy created by shareholder action at a regular or special shareholder meeting may be filled by shareholder action at the same shareholder meeting in which such vacancy was created. No decrease in the number of directors shall shorten the term of any incumbent director.

          3.09 REMOVAL. Directors of the Corporation may only be removed in accordance with the provisions of this Section 3.09. At any annual meeting of shareholders of the Corporation, or at any special meeting of shareholders of the Corporation the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, the holders of capital stock entitled to vote thereon, present in person or by proxy, by vote of a majority of the outstanding shares thereof, voting together as a single class, may remove such director or directors for cause, or, by vote of at least 80% of the outstanding shares thereof, voting together as a single class, may remove such director or directors other than for cause.


          FURTHER RESOLVED: That Article X, Section (A), of the Articles of Incorporation shall be amended and restated as follows:

          (A) Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal Section 3.07, 3.08 or 3.09 of Article III.


     IN WITNESS WHEREOF, I have subscribed my name hereto this 2nd day of June, 1998.



                              /s/ Greg H. Guettler
                              --------------------------------------
                              Greg H. Guettler, President


                                          2